UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2014

Durata Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35599	27-1247903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South Wacker Drive, Suite 2550

Chicago, Illinois

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 219-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 29, 2014, Durata Therapeutics International B.V. (“Durata Netherlands”), a wholly-owned subsidiary of Durata Therapeutics, Inc. (together with Durata Netherlands, “Durata”), and A.C.R.A.F. S.p.A. (“Angelini”) entered into a license agreement (the “License Agreement”) and a supply agreement (the “Supply Agreement”) for the purpose of allowing Angelini to commercialize Durata’s dalbavancin antibiotic product (the “Product”) in 36 countries, including Italy, Spain, Poland, Portugal, Greece, certain specified countries in Eastern Europe, Russia, Turkey and the Commonwealth of Independent States. Durata currently commercializes the Product in the United States, and the Product is the subject of a Marketing Authorization Application with the European Medicines Agency (“EMA”).

Under the terms of the Supply Agreement, subject to certain exceptions, Angelini is required to purchase and Durata Netherlands is required to supply all of Angelini’s requirements for the Product at a specified price. The Supply Agreement has an initial ten year term, and Angelini has the right to extend the term up to ten times, each such extension being for a period of one year. Each party has the right to terminate the Supply Agreement for the other party’s uncured material breach.

Under the terms of the License Agreement, Durata Netherlands granted to Angelini an exclusive, non-transferable, royalty-bearing license to use certain patents, trademarks and know-how of Durata Netherlands to import, offer for sale and sell the Product in the specified countries for the injectable treatment of complicated skin and soft tissue infections in adults, or cSSTI, and, subject to Angelini’s election and reimbursement of certain amounts to Durata, new indications that Durata Netherlands pursues for the Product. Angelini has agreed to pay to Durata Netherlands (i) an initial non-refundable payment of $15.0 million by August 28, 2014, (ii) a milestone payment of $10.0 million upon the first approval of the Product by the EMA, and (iii) aggregate milestone payments of up to $56.5 million upon the receipt of pricing approvals for certain specified jurisdictions and achievement of certain net sales thresholds. In addition, Angelini is required to pay Durata Netherlands royalties, on a country-by-country basis, in respect of Product that Angelini sells, provided that Angelini’s gross margin for such country exceeds an agreed upon threshold. The royalty rate is calculated as the applicable gross margin less an agreed upon threshold, subject to a maximum royalty rate equal to a mid-teens percentage of net sales.

The License Agreement has an initial term that continues on a country-by-country basis until the later of expiry of the royalty term in each country or the expiration or termination of the Supply Agreement. Under the License Agreement, the royalty term for each country is the period from the date of the first commercial sale of Product in such country until the end of the succeeding tenth contractual year in such country. Each party has the right to terminate the License Agreement for the other party’s uncured material breach or if the other party experiences certain bankruptcy events. In addition, Angelini may terminate the License Agreement if Durata does not obtain approval from the EMA for the Product for the treatment of cSSTI by a specified date.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURATA THERAPEUTICS, INC.

Date: August 1, 2014	By:	/s/ Corey N. Fishman
	Name:	Corey N. Fishman
	Title:	Chief Operating Officer and Chief Financial Officer